Exhibit 10-U
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July 2, 2008

Mr. Ronald J. Prentki

Dear Ron:

A. P. Pharma, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer of the Company.  The terms of your employment with the Company are as set forth below:

1. Position.

a. Title.  You will become the President and Chief Executive Officer of the Company, working out of the Company’s headquarters office in Redwood City, California.  As such, you will report to the Company’s Board of Directors (the “Board”).  Upon commencement of employment, you will also be appointed to serve as a member of the Board, and as long as you are a Company employee you agree to serve in such capacity without additional compensation.

b. Duties.  As President and Chief Executive Officer, you will have the duties, responsibilities and authority customarily associated with such position as the Company’s most senior executive officer, including responsibility for the overall management of the Company.  You agree to the best of your ability and experience that you will loyally and conscientiously perform all of your duties and obligations to the Company.  During your employment, you further agree that you:  (i) will devote substantially all of your business time and attention to the business of the Company; (ii) will not render commercial or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Board which will not be unreasonably withheld; and (iii) will not directly or indirectly engage or participate in any business or activity that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from serving on advisory boards or boards of charitable organizations, so long as such service does not unduly interfere with the performance of your duties to the Company.  The Company also requests that you not accept nor seriously discuss joining the board of any public or private for-profit company without first seeking the permission of the Nominating and Governance Committee of the Company.  While you are an executive officer and director of the Company, the Company will assist you in satisfying your reporting obligations under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

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July 2, 2008

     2. Start Date.  Subject to fulfillment of any pre-conditions imposed by this letter agreement, you will commence full-time employment with the Company on a mutually agreed upon start date (the “Start Date”).

3. Compensation and Benefits.

a. Base Salary.  For all services rendered to the Company, you will receive a bi-weekly base salary of not less than $16,346.15 (which on an annualized basis equals $425,000), which will be paid in accordance with the Company’s regular bi-weekly payroll practice. For purposes of this letter agreement, the term “Base Salary” means the annual base salary set forth in this Section 3.a. or, to the extent the amount of such Base Salary is adjusted upward from time to time in the future pursuant to the Company’s annual review process, your annualized base salary as applicable on the relevant date.  The Board’s Compensation and Stock Option Committee (the “Committee”) will periodically review your Base Salary followed by a recommendation to the board for possible increase, the first such review will take place in not more than 12 months from the Start Date.

b. Incentive Bonuses.  Except as set forth below with respect to the period ending on December 31, 2008, you will be eligible to earn an annual incentive bonus with an annual target amount equivalent to 50% of your Base Salary (“Target Bonus”).  Your right to be paid an annual incentive bonus under this Section 3.b. will be based on your continued employment throughout each applicable performance period (subject to Section 7) and the satisfaction of operating performance metrics and other milestones established by the Committee in its sole discretion (but with input from you) with respect to such period, all subject to final approval by the board.  Such performance metrics and milestones will be established no later than 60 days after the start of the applicable performance period; provided that with respect to 2008, such metrics and milestones will be established on or before September 30, 2008.  The actual amount of bonus paid, assuming certification by the Committee and subsequently the board that the objectives have been achieved and the level of such achievement, may be more or less than the Target Bonus amount.  Any bonus payable under this Section 3.b. will be payable within 60 days following the end of the applicable performance period (provided that you remain employed on the last day of the applicable performance period).  With respect to 2008, any bonus amount earned and that becomes payable will be pro-rated from your Start Date through December 31, 2008.

c. Benefits.  The Company will provide you with the opportunity to participate in benefits plans and programs of the Company, if any, to the extent your position, tenure and other qualifications make you eligible to participate, subject to any eligibility requirements imposed by such plans.  You will be entitled to reasonable vacation time each year based on your reasonable judgment as to an appropriate and beneficial amount of vacation time relative to the responsibilities of your position.  You will be expected to use all vacation time in the year earned.  You will not accrue any days of vacation time based upon your days of service.  You will also be entitled to paid time off for holidays based on the Company’s written policies as then in effect.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

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Mr. Ronald J. Prentki
July 2, 2008

         d. Indemnification.  Commencing as of the Start Date, you will be covered under the Company’s insurance policies (the “Policies”) for directors’ and officers’ liability coverage and will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation, including becoming a party to the Company’s standard indemnification agreement (the “Indemnification Agreement”).  Such coverage and indemnification will be on terms no less favorable than provided to any other Company senior executive or director.  The indemnification and liability insurance shall cover events occurring at any time during the period in which you are rendering services in any capacity to the Company, even if such claims are brought after the end of such service period in accordance with the terms of the Policies and the Indemnification Agreement.  In the event of any claims covered by them, you will be entitled to have your costs paid and fees advanced by the Company in accordance with the terms of the Policies and the Indemnification Agreement.  Provided it can do so on commercially reasonable terms (as determined in the sole discretion of the Board), the Company agrees during your tenure as Chief Executive Officer and, to the extent applicable to you, thereafter to maintain at least the level of insurance coverage as is provided for under the Policies as of the date of this letter agreement.

4. Equity Awards.

a. Initial Stock Option Grant.  Subject to your acceptance of this letter and effective upon your Start Date, the Compensation Committee, under authorization from the board, will grant you on the Start Date stock options (the “Options”) to purchase 1,400,000 shares of the Company’s Common Stock with a per share exercise price equal to the closing price of a share of the Company’s common stock as reported on the Nasdaq Global Market on your Start Date.  The Option shares in each Option will vest and become exercisable at the rate of 25% of the total number of Option shares on the first anniversary of your Start Date and l/48th of the total number of Option shares on that same date of each month thereafter until you are completely vested.  Vesting will, of course, depend on your continued and continuous service relationship with the Company.  The Options may at your election be incentive stock options equal to the maximum number of shares permissible under the Internal Revenue Code of 1986 and the applicable Treasury Regulations (currently $100,000 of exercise price vesting in each calendar year) which will be granted under the Company’s 2007 Equity Incentive Plan, and will be nonstatutory options for the balance of the shares which will be granted under either or both of the Company’s 2007 Equity Incentive Plan and Non-Qualified Stock Plan.  Each Option will have a ten-year term (subject to earlier termination in accordance with its terms), and will be subject to the terms of the Stock Option Agreement between you and the Company (which will incorporate the terms of Section 7.c.(ii) and Section 7.c.(iii) below).  Except in the event of a termination of your employment for Cause, you will be able to exercise those Option shares that were vested on your last day of your service to the Company for, in the case of incentive stock options, three months following such last day, and in the case of nonstatutory options, one year following such last day.  In the event of a termination for Cause for other than an act cited in Section 7.b.(i)(g), you will be able to exercise any vested Options within three months following such Termination Date;  however, if a termination for Cause results from your Inability to Perform Services or your death, any vested Options as of the Termination Date may be exercised within one year following such Termination Date.

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July 2, 2008

b. Subsequent Equity Awards.  Subject to the discretion of the Company’s Board of Directors and the Committee, you may be eligible to receive additional grants of stock options or other equity awards from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such award.

5. Pre-employment Conditions.

a. Confidentiality Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Confidential Information and Inventions Agreement a copy of which is attached as Exhibit I for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b. Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us on your Start Date or our employment relationship will not become effective.

6. No Conflicting Obligations.  You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the material provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

7. Termination of Employment.

a. At-Will Employment.  Subject only to the Company’s obligations described in Sections 3.d., 7, 8, and 9, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason without further obligation.

b. Termination for Cause.  If the Company terminates your employment at any time for Cause, your salary shall cease on the date of termination, and you will not be entitled to any of the severance benefits detailed below other than payment of items listed in clauses (i) through (iii) of the second paragraph of Section 7.c. and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans

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Mr. Ronald J. Prentki
July 2, 2008

(i) Definition of Cause.  For purposes of this letter agreement, “Cause” shall refer to any of the following that are materially injurious to the Company and shall mean your:  (a) willful material or persistently repeated failure to substantially perform your duties and responsibilities hereunder, resulting in a timely written warning from the Board citing such failure/s (other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment or disability); (b) willful act that constitutes gross misconduct; (c) willful breach of a material provision of this letter (including the Confidentiality Agreement); (d) material or willful violation of a federal or state law or regulation applicable to the business of the Company; (f) your indictment for a felony; or (g) your commission of a fraud against the Company or any willful misconduct that brings the reputation of the Company into material disrepute. No act or omission by you will be considered “willful”, unless it is determined that it was committed without good faith or without a reasonable belief that the act or omission was in the best interests of the Company.  Executive’s death or Inability to Perform Services (as defined below) shall also constitute Cause for termination. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause”.  To effect a termination for Cause, preceded by a written warning if effected under (a) above, the Board will provide you with a written notice of its intent to effect such a termination and the reason therefor and will give you 30 days from your receipt of such notice in which to cure any act or omission giving rise to Cause

(ii) Definition of Inability to Perform Services.  For purposes of this Agreement, Cause to terminate your employment based on the your inability to perform services shall exist if any illness or other incapacity renders the you physically or mentally unable to perform the essential functions of your position, with or without reasonable accommodation, for a period in excess of 12 workweeks in any consecutive 12 month period (“Inability to Perform Services”).  A physician selected in good faith by the Board shall make a determination of whether you are physically or mentally unable to perform the essential functions of your position, with or without reasonable accommodation, subject to its review and consideration of all relevant information..

c. Termination Without Cause - Severance Benefits.  In no way limiting the Company’s policy of employment at-will, if your employment terminates in a manner that constitutes an Involuntary Termination (as defined below in Section 7.(iv)), the Company will offer certain severance benefits to you.  As a condition to your receipt of such benefits, you are required to comply with your continuing obligations to the Company (including the return of any Company property), resign from all positions you hold with the Company including membership on the Board (unless otherwise requested by the Board), and execute the Company’s standard form of release agreement, as attached hereto as Exhibit II, releasing any claims you may have against the Company, its agents and successors.

Upon termination of your employment for any reason (the last day of your employment is referred to as your “Termination Date”), you will receive the following payments as of the Termination Date:  (i) all unpaid salary, if any, accrued through the Termination Date; (ii) any bonuses earned prior to but unpaid as of the Termination Date (including any such bonuses covered by Section 3.b.); and (iii) any unreimbursed business expenses and any unreimbursed relocation expenses as specified in Section 9, both substantiated in accordance with Company policy.  The amounts under clauses (i) through (iii) in the preceding sentence shall be paid to you without the condition of your providing the Company with any release of claims.

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Mr. Ronald J. Prentki
July 2, 2008

(i) Payment Upon Involuntary Termination.  In the event that you experience an Involuntary Termination, you will also be entitled to receive (i) cash severance equal to an amount equal to 24 months of your then-current Base Salary and (ii) continuance of payment by the Company of its portion of the health insurance benefits provided to you immediately prior to your Involuntary Termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law for a maximum of either 12 months following your Termination Date or until you become eligible for health insurance coverage from another source, whichever occurs sooner (provided that you must promptly inform the Company, in writing, if you become eligible for health insurance coverage from another source within 12 months after the termination)..  Subject to any delay required under Section 9 below, the cash severance amount set forth in this Section 7.c.(i) shall be paid within 30 days after an Involuntary Termination, subject to the Company’s receipt of your effective release of claims referred to above.

(ii) Vesting Acceleration on Involuntary Termination occurring absent a Change of Control.  In addition to the benefits provided in Section 7.c.(i) above, but only with respect to an Involuntary Termination not covered by Section 7.c.(iii) below, you will be entitled to additional vesting of equity incentives effective as of your Termination Date such that as of the effective date of your Involuntary Termination you will be treated as vested in a number of equity incentive shares equal to the total number of equity incentive shares that would have vested in accordance with their terms in the 12 month period following the date of your Involuntary Termination in addition to the number of equity incentive shares in which you would otherwise be vested in on the date of your Involuntary Termination.

(iii) Change of Control Acceleration.  In the event:  (i) you experience an Involuntary Termination in connection with a Change of Control (the Involuntary Termination shall be deemed to be in connection with a Change of Control if the Involuntary Termination occurs within 30 days prior to the Change of Control or is required by the merger agreement or other instrument relating to such Change of Control or is made at the express request of the other party to the transaction constituting such Change of Control or within one year following a Change of Control of the Company), you will 100% vest in all of the shares subject to your outstanding and unvested equity incentives upon the effective date of your Involuntary Termination; or (ii) if any of your equity incentives are terminating in a Change of Control because the successor entity has not agreed to assume or substitute for such equity incentives in connection with the transaction, you will immediately vest in all such equity incentives for 100% of the shares subject to such equity incentives effective on the date on which any such equity incentive is terminating in connection with the transaction, as applicable.

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Mr. Ronald J. Prentki
July 2, 2008

As used herein, a “Change of Control” means the occurrence of any of the following events:

                        (a) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

                        (b) the consummation of the sale or disposition of all or substantially all of the Company’s assets to any other person or entity (other than to a wholly-owned subsidiary); or

                        (c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner”(as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities

(iv) Definition of Involuntary Termination.  For purposes of this letter agreement, an Involuntary Termination is any termination of your employment with the Company or its acquirer or successor, as the case may be, which is either:  (i) by the Company (or its acquirer or successor) without Cause; (ii) by you for Good Reason; or (iii) the liquidation or dissolution of the Company or its ceasing operations other than temporary cessation resulting from Acts of God.

(v) Definition of Good Reason.  For purposes of this letter agreement, you will have “Good Reason” to terminate your employment upon the occurrence of any of the following without your express written consent:  (i) a change in your responsibilities, titles or offices (including your position as a member of the Board), or any removal of you from, or any failure to re-elect you to, any of such positions, or causing you or requiring you to report to anyone other than the Board, which has the effect of materially diminishing your responsibility or authority, including without limitation that you are no longer the sole chief executive officer of the Company;  (ii) a reduction of your Base Salary or Target Bonus;  (iii) a material reduction in the level or kind of employee benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced;  (iv) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction;  (v) relocation of your primary place of business for the performance of your duties to the Company to a location that is more than 50 miles from the location specified in Section l.a.;  (vi) any material breach of a material provision of this letter agreement by the Company (including without limitation the failure to timely provide you the cash compensation, equity compensation and/or employee benefits owed you under this letter agreement); or  (vii) any failure or refusal of a successor company to the Company’s business to expressly agree in writing to assume the Company’s obligations hereunder.

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July 2, 2008

(vi) No Obligation of You to Mitigate.  No payment or benefit made to you or to be made to you pursuant to this letter agreement shall be subject to offset, as the  amount of any payment provided for in this Section 7 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after your Termination Date, or by reason of your failure to seek other employment, or otherwise, except for the possible early termination of health insurance benefits as provided in Section 7.c.(i).

8. Section 409A Tax Matters.  In the event that the Company determines that any of your severance benefits payments fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code;  for these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board shall attach conditions to and/or adjust the amounts paid pursuant to this Section 8 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 8; provided, however, that no such condition and/or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

9. Relocation Reimbursement.  In addition to other benefits provided to you herein by the Company, the Company will reimburse you for the following costs and expenses:

a. up to $150,000 to cover expenses incurred by you in the sale of your home (documented);  covered expenses include realtor commissions, transfer taxes, legal fees, title insurance charges, escrow fees and other similar expenses directly related to the sale of your home;

b. costs of moving usual household and personal goods;

c. costs of moving automobiles (if sold instead of moved, comparable credit extended towards costs of additional house-hunting relocation trips);

d. up to three months of temporary housing;

e. up to three months storage of moved goods;

f. costs of a total of four house-hunting/relocation trips for you or your spouse; and

g. costs of final move for you and your spouse.

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Mr. Ronald J. Prentki
July 2, 2008

10. Miscellaneous.

a. Notice.  Notices and all other communications contemplated by this letter agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of yourself, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chairman of the Board.

b. Priority.  Terms and definitions specified in this letter agreement shall supersede those contained within other supportive agreements, such as stock option plans and their standard agreements.

c. Assignment.  This letter agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.  In the event that all or substantially all of the business, assets and/or stock of the Company is sold or transferred, then this letter agreement shall be binding on the transferee of the business, assets and/or stock.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me on or before July 3, 2008, along with a signed and dated original copy of the Employee Confidential Information and Inventions Agreement.  This letter, together with the Employee Confidential Information and Inventions Agreement and the agreements expressly referenced herein, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter will be governed by the laws of California, without regard to its conflict of laws provisions.  In the event of any conflict in terms between this letter agreement and any other agreement between you and the Company (including without limitation the two Attachments and the other agreements referenced herein), the terms of this letter agreement shall prevail.  This letter agreement may not be modified or amended, except by a written agreement, signed by the Chairman of the Board and yourself.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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Mr. Ronald J. Prentki
July 2, 2008

Very truly yours,

A.P. PHARMA, INC.

By:              /s/ Paul Goddard
Paul Goddard, Chairman of the Board

ACCEPTED AND AGREED:

Ronald J. Prentki

  /s/ Ronald J. Prentki                    Date  July 3, 2008
Signature

Exhibit I:                                 Employee Confidential Information and Inventions Agreement
Exhibit II:                                Form of Release of Claims